UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2010.
ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC.

(Exact name of registrant as specified in its charter)
NEVADA

(State or other jurisdiction of incorporation)

000-51787 (Commission File Number)	98-0522960 (IRS Employer Identification No.)

E-4, Floor 3, Haijin Square, Taizi Road, Nanshan District, Shenzhen	518067

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code	(86) 755 2823-1993
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.f13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01	Other Events
FOR IMMEDIATE RELEASE
(Shenzhen, China) Asia Electrical Power International Group Inc. (OTCBB: AEPW) (the “Company” or “AEPW”) announced today that on August 13, 2010, it filed its Schedule 14C Definitive Information Statement with the United States Securities and Exchange Commission (the “SEC”) in connection with a “going private” transaction involving an amendment to the Company’s Articles of Incorporation to effect a one-to-500 reverse stock split. Fractional shares will be redeemed by the Company for cash consideration of $0.068 per pre-split share.
The reverse stock split will be effective on or about September 30, 2010 upon the filing of a Certificate of Amendment to the Company’s Articles of Incorporation with the Secretary of State of Nevada. The Company intends to terminate the registration of its common stock under the Securities Exchange Act of 1934, and thereby end the Company’s reporting obligations as a public company under the United States securities laws, including the filing of annual and periodic reports pursuant to Section 13 of the Exchange Act.
The reverse stock split and the purchase of fractional shares have already been approved by stockholders Yulong Guo, Xiaoling Chen and Ying Yang, who collectively hold approximately 70.8% of the issued and outstanding shares of the Company. This majority stockholders’ approval has been reported in the Rule 13e-3 Transaction Statement filed with the SEC on August 13, 2010. No further stockholder proxies or stockholder approval will be required.
The Company’s stock transfer agent, Quicksilver Stock Transfer, LLC, will start mailing the Internet Availability Notice of Information Statement to all stockholders on or about August 18, 2010. Copies of above-described SEC filings and detailed shareholder instructions are available at www.proxydocs.com/aepw.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC.
Date: August 17, 2010	By:	/s/ Yulong Guo
Yulong Guo
President and CEO